Exhibit 99.1

CONNETICS ANNOUNCES PROPOSED OFFERING OF $125 MILLION
OF CONVERTIBLE SENIOR NOTES

PALO ALTO, Calif. (March 16, 2005) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it intends to raise approximately $125 million through an offering of convertible senior notes through a Rule 144A offering to qualified institutional buyers. The company also plans to grant the initial purchasers of the notes an option to purchase up to an additional $25 million in aggregate principal amount of the notes. The notes will be convertible, in specified circumstances, into consideration based on the market price of Connetics’ common stock, and the conversion consideration will include shares of Connetics’ common stock. The notes will mature in 2015.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities’ laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

As approved by the company’s Board of Directors, Connetics intends to use a portion of the proceeds from this offering to repurchase, concurrently with the notes offering, up to $35 million of its common stock. Additional proceeds from the offering will be used for general corporate purposes, including potential future product or company acquisitions, capital expenditures and working capital.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the proposed offering and our expectations regarding the use of proceeds from the offering are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management and are subject to a number of risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual events to differ materially from those expressed in the forward-looking statements. In particular, there can be no assurance that the proposed offering will be completed or that the proceeds will be used as expected. Factors that could cause actual events to differ materially from those expressed in the forward-looking statements include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ended December 31, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements based on future events or developments.

Company Contact:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)

# # #